                                                                      EXHIBIT 11

                         COMPUTATION OF PER SHARE DATA
                                  (Unaudited)

                                                Fiscal Year Ended In
                                          -------------------------------
                                          1994           1993        1992
                                          ----           ----        ----
Income from continuing
 operations                             $ 4,233,000  $   111,000  $ 4,099,000
Income from discontinued
 operations                                 466,000            -    1,696,000
Extraordinary item                                -      300,000    2,150,000
Cumulative change in
 accounting principle                    14,128,000            -            -
                                        -----------  -----------  -----------
     Net Income                         $18,827,000  $   411,000  $ 7,945,000
                                        ===========  ===========  ===========
Primary:
  Weighted average number of
   common shares outstanding             14,320,969   13,239,116   12,264,563
  Shares issuable upon
   conversion of Series A
   Convertible Preferred
   Stock                                  1,058,400    1,479,070    2,000,000
  Shares issuable upon
   exercise of dilutive
   stock options and
   warrants - net of
   shares assumed to be
   repurchased  (at the
   average market price
   for the period) from
   exercise proceeds                      1,115,529    1,096,092      561,198
                                        -----------  -----------  -----------
  Shares used for computation            16,494,898   15,814,278   14,825,761
                                        ===========  ===========  ===========
Income per share of common
 stock (primary):
  Continuing operations                 $       .26  $       .01  $       .28
  Discontinued operations                       .03            -          .11
  Extraordinary item                              -          .02          .15
  Change in accounting
   principle                                    .85            -            -
                                        -----------  -----------  -----------
     Net income                         $      1.14  $       .03  $       .54
                                        ===========  ===========  ===========
Assuming full dilution:
  Weighted average number of
   common shares outstanding             14,320,969   13,239,116   12,264,563
  Shares issuable upon
   conversion of Series A
   Convertible Preferred
   Stock                                  1,058,400    1,479,070    2,000,000
  Shares issuable upon
   exercise of dilutive
   stock options and
   warrants - net of
   shares assumed to be
   repurchased (at the
   higher of period-end
   market price or the
   average market price for
   the period) from exercise
   proceeds                               1,115,529    1,540,000      689,196
                                        -----------  -----------  -----------
     Shares used for
      computation                        16,494,898   16,258,186   14,953,759
                                        ===========  ===========  ===========
Income per share of common
 stock (assuming full
 dilution): (a)
  Continuing operations                 $       .26  $       .01  $       .27
  Discontinued operations                       .03            -          .11
  Extraordinary item                              -          .02          .15
  Change in accounting
   principle                                    .85            -            -
                                        -----------  -----------  -----------
     Net Income                         $      1.14  $       .03  $       .53
                                        ===========  ===========  ===========
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(a) Not presented because dilution is less than 3% from primary amounts.